McGladrey & Pullen

Certified Public Accountants

121 W. Franklin Street

P.O. Box 99

Elkhart, IN 46515

O 574-522-0410 F 574-295-2138

October 19, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read item 4.01 of Form 8-K dated October 14, 2005 of Obsidian Enterprises, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and the remaining paragraphs under item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.